EXHIBIT 10.36

SEARS HOLDINGS CORPORATION
FORM OF CASH RIGHT(S) STATEMENT
DATE
Name
Title
As of June 11, 2015, the “Record Date” of the Seritage Growth Properties corporate transaction (the “REIT”), Sears Holdings Corporation (the “Company”) distributed to each stockholder one Subscription Right for every outstanding share of common stock owned by that stockholder.
Pursuant to action taken by the Company under the Sears Holdings Corporation 2006 Stock Plan and the 2013 Stock Plan (the “Plans”), instead of a distribution of such Subscription Rights to holders of unvested Restricted Stock Shares (“RSS”) or Restricted Stock Units (“RSU”) awarded under the Plan(s) as of the Record Date, a cash right (“Cash Right”) has been approved. Each Cash Right granted in lieu of Subscription Rights represents the right to receive on the applicable vesting date(s) a cash payment (before tax withholding) from SHC equal to the market value of the Subscription Rights that otherwise would have been distributed in the Rights Offering with respect to the unvested RSS and RSU held on the Record Date.
The market value of each Subscription Right was $3.54, which is the volume-weighted average trading (“VWAP”) price per Subscription Right on the open market for the 10-trading-day period immediately following the Record Date (June 12, 2015 through June 25, 2015). Accordingly, based on the unvested RSS or RSU you held on the Record Date, you are hereby awarded the Cash Right(s) indicated below in lieu of any and all rights you otherwise would have had to Subscription Rights with respect to such unvested RSS or RSUs. Any Cash Right is subject to the same vesting requirements and other terms applicable to the unvested RSS or RSUs.

Grant Date	Unvested RSS/RSU	Cash Right(s)	Vesting Date
Grant Date	#	$xx,xxx.xx	Vest Date
Grant Date	#	$xx,xxx.xx	Vest Date
Grant Date	#	$xx,xxx.xx	Vest Date
Totals	#	$xx,xxx.xx

SEARS HOLDINGS CORPORATION

By:     Paula Frey
Title:    Chief Human Resources Officer (Interim)